EXHIBIT 23.1

                  Independent Auditors' Consent

The Board of Directors
Wireless One, Inc.:

We consent to incorporation by reference in the registration statements on Form S-3 (No. 333-15475) and Form S-8 (No. 333-11563) of Wireless One, Inc., of our report dated March 18, 1999, relating to the consolidated balance sheets of Wireless One, Inc. and subsidiaries as of December 31, 1997 and 1998 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1998, and related schedule, which report appears in the December 31, 1998 annual report on Form 10-K of Wireless One, Inc.

Our report dated March 18, 1999, contains an explanatory paragraph that states that the Company has incurred substantial operating and net losses and cash flow deficits, and in February 1999, commenced a voluntary proceeding under Chapter 11 of the United States Bankruptcy Code. These matters raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ KPMG Peat Marwick LLP

KPMG Peat Marwick LLP

Jackson, Mississippi
April 14, 1999